SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              TRAILER BRIDGE, INC.
                (Name of Registrant as Specified in Its Charter)

                   ------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)     Title of each class of securities to which transaction applies:
        ________________________________________________________________________
(2)     Aggregate number of securities to which transaction applies:
        ________________________________________________________________________
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ________________________________________________________________________
(4)     Proposed maximum aggregate value of transaction:
        ________________________________________________________________________
(5)     Total Fee Paid:
        ________________________________________________________________________


[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)     Amount previously paid:
        ________________________________________________________________________
(2)     Form, schedule or registration statement no.:
        ________________________________________________________________________
(3)     Filing party:
        ________________________________________________________________________
(4)     Date filed:
        ________________________________________________________________________

                              TRAILER BRIDGE, INC.

                  NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Trailer Bridge, Inc.:

         The Annual Meeting of Stockholders of Trailer Bridge, Inc., a Delaware corporation (the "Company"), will be held at the Company's facility at 10405 New Berlin Road East, Jacksonville, Florida 32226 at 1:00 P.M. Jacksonville time on Wednesday, May 29, 2002 for the following purposes:

         (1) To elect eight directors of the Company to hold office until the next annual meeting of stockholders; and

         (2) To transact such other business as may properly be presented at the Annual Meeting or any adjournment thereof.

         A proxy statement with respect to the Annual Meeting accompanies and forms a part of this Notice. The Company's Annual Report to Stockholders for the fiscal year ended December 31, 2001 also accompanies this Notice.

         The Board of Directors has fixed the close of business on April 1, 2002, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. Each holder of shares of the Company's Common Stock is entitled to one (1) vote for each share of Common Stock held on the record date.

                                       By order of the Board of Directors,



                                       WILLIAM G. GOTIMER, JR.
                                       Secretary and General Counsel

Jacksonville, Florida
April 26, 2002

                PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND
               RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER
                 OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.

                              TRAILER BRIDGE, INC.
                           10405 NEW BERLIN ROAD EAST
                           JACKSONVILLE, FLORIDA 32226

                                 PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Trailer Bridge, Inc., a Delaware corporation (the "Company"), of proxies for use at the 2002 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 29, 2002, and any adjournment thereof (the "Annual Meeting"). This Proxy Statement and accompanying form of proxy are first being sent to stockholders on or about April 26, 2002.

         The Company's common stock, $.01 par value (the "Common Stock") is the only issued and outstanding class of stock. Only stockholders of record at the close of business on April 1, 2002 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 9,777,500 shares of Common Stock outstanding and entitled to vote.

                          VOTING RIGHTS AND PROCEDURES

         Shares represented by an effective proxy given by a stockholder will be voted as directed by the stockholder. If a properly signed proxy form is returned to the Company and is not marked, it will be voted in accordance with the recommendation of the Board of Directors on all proposals. A stockholder giving a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later dated proxy or by attending the Annual Meeting and voting in person.

         Each share of Common Stock is entitled to one (1) vote. The holders of shares having a majority of the votes which could be cast by the holders of all shares, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions will be treated as Shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as not present or represented at the Annual Meeting for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain Shares to vote on a particular matter, those Shares will not be considered as present and entitled to vote with respect to that matter.

         The estate of Malcom P. McLean owns 4,945,500 shares of Common Stock. Consequently, the estate controls approximately 50.6% of the voting power of the Company on all matters presented for stockholder action.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and such election inspectors will determine whether or not a quorum is present.

         The Board of Directors knows of no matters to be presented at the Annual Meeting other than those set forth in the Notice of 2002 Annual Meeting of Stockholders enclosed herewith. However, if any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion. Any such other matter will require for its approval the affirmative vote of the holders of Common Stock having a majority of the votes present in person or represented by proxy at the Annual Meeting, provided a quorum is present, or such greater vote as may be required under the Company's Certificate of Incorporation, the Company's By-laws or applicable law. A list of stockholders as of the record date will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting at the Company's offices in Jacksonville.

                              ELECTION OF DIRECTORS

         The number of directors of the Company, as determined by the Board of Directors under Article III of the Company's By-laws, is currently six. The Board has voted to expand the number of directors to eight. Each director holds office until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

         Directors are elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote for the election of directors, provided a quorum is present. Stockholders are not allowed to cumulate their votes in the election of directors. Shares represented at the Annual Meeting in person or by proxy but withheld or otherwise not cast for the election of directors will have no effect on the outcome of the election.

         The nominees for whom the enclosed proxy is intended to be voted are set forth below. Each nominee for election as director serves as a director of the Company as of the date of this Proxy Statement, except F. Duffield Meyercord, Greggory B. Mendenhall and Malcom P. McLean, Jr. who are expected to be added to the Board of Directors prior to the Annual Meeting upon the completion of a financing transaction approved by the Board of Directors but not yet completed. See "Certain Transactions." It is not contemplated that any of these nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the Board of Directors.

                       Nominees for Election as Directors

                                           Business Experience During the
Name                           Age      Past Five Years and Other Information

John D. McCown                  47    Mr. McCown, a director since April 1991,
                                      has served as the Chairman of the Board
                                      and Chief Executive Officer since November
                                      1995.  From July 1992 to November 1995,
                                      Mr. McCown was Vice President of the
                                      Company. In addition to his role at
                                      Trailer Bridge, he is President and Chief
                                      Executive Officer of Kadampanattu Corp., an affiliate of Trailer Bridge that owns two vessels now utilized by Trailer
                                      Bridge in its present Puerto Rico service.
                                      Mr. McCown has worked for Malcom P. McLean in various capacities since 1980. Mr.
                                      McCown is a graduate of Harvard Business
                                      School (MBA, 1980) and Louisiana State
                                      University (BBA, 1975).

Artis E. James                  55    Mr. James, a director since September
                                      1997, is the President and Chief
                                      Executive Officer of Purcell Co., Inc., a real estate development company with properties in the southeastern U.S. Mr.
                                      James has held that position since 1979.
                                      Purcell Co., Inc. is a subsidiary of a
                                      company of which the estate of Malcom P.
                                      McLean is the majority stockholder.  Mr.
                                      James serves on both the Compensation and Audit Committees.

William G. Gotimer, Jr.         42    Mr. Gotimer, a director since June 2001,
                                      Mr. Gotimer has served as General Counsel since 1991. Mr. Gotimer also acts as legal counsel on certain matters for the estate of Malcom P. McLean, including
                                      General Counsel for Kadampanattu Corp. He is also a director of Kadampanattu Corp.
                                      His previous experience includes legal
                                      counsel with British Airways, Plc., Pan
                                      American World Airways and McLean
                                      Industries.  Mr. Gotimer has an L.L.M.
                                      degree in Taxation from New York
                                      University School of Law and both a JD and BS degree in accounting from St.
                                      John's University.

Nickel van Reesama              52    Mr. van Reesama, a director since June
                                      2001, is the President and principal owner of Van Ommeren Shipping (USA) LLC, a U.S.
                                      flag ship owning company based in
                                      Stamford, Connecticut.  Mr. van Reesema
                                      joined Royal Van Ommeren in The
                                      Netherlands in 1973 and became President of its U.S. subsidiary in 1979. He became a U.S. citizen in 1989 and with other management purchased VOSUSA in 1997. Mr.
                                      van Reesama serves on both the
                                      Compensation and Audit Committees.

Peter S. Shaerf                 48    Mr. Shaerf, a director since April 19,
                                      2002, is a Senior Vice President of
                                      American Marine Advisors, Inc., an
                                      investment bank specializing in the
                                      maritime industry.  From 1998 until April
                                      2002, Mr. Shaerf was Managing Director of
                                      Poseidon Capital Corp., an independent
                                      maritime consulting and investment
                                      company.  Since 1980, he has been a
                                      partner of The Commonwealth Group a
                                      brokerage and consulting company that
                                      specializes in the liner shipping
                                      industry. Mr. Shaerf currently serves as a director of MC Shipping, Inc. (AMEX),
                                      General Maritime Corp (NYSE) and TBS
                                      International.

F. Duffield Meyercord           55    Mr. Meyercord is a nominee for director,
                                      nominated to represent the estate of
                                      Malcom P. McLean (see "Ownership of the
                                      Capital Stock of the Company").  Mr.
                                      Meyercord has been a Partner and Managing
                                      Director of Carl Marks Consulting Group
                                      for more than five years.

Greggory B. Mendenhall(1)       57    Mr. Mendenhall is a nominee for director,
                                      nominated to represent the estate of
                                      Malcom P. McLean (see "Ownership of the
                                      Capital Stock of the Company").  Mr.
                                      Mendenhall is managing  partner of the New
                                      York office of Schnader Harrison Segal &
                                      Lewis LLP, where he has practiced law for more than five years. Mr. Mendenhall has a JD from The George Washington University
                                      Law School and a BA from Brigham Young
                                      University. Mr. Mendenhall's spouse is a director of Kadampanattu Corp.

Malcom P. McLean Jr.(1)         50    During the past five years, Mr. McLean
                                      has been engaged in commercial real estate development in Alabama. Mr. McLean is also a director of Kadampanattu Corp.

_________________________

(1)      Mr. Mendenhall and Mr. McLean are brothers-in-law.

         The Board of Directors recommends that the stockholders vote FOR the election of each nominee for director named above.

                        EXECUTIVE OFFICERS OF THE COMPANY

         Executive officers of the Company serve at the will of the Board of Directors. The executive officers of the Company are as follows:


     NAME                    AGE                  POSITION

John D. McCown                47     Chairman of the Board and Chief Executive
                                     Officer

Ralph W. Heim                 55     President and Chief Operating Officer

David A. Miskowiec            54     Vice President of Sales

J. Edward Morley              54     Vice President of Operations

Mark A. Tanner                50     Vice President of Administration and Chief
                                     Financial Officer

Robert van Dijk               55     Vice President of Pricing

William G. Gotimer, Jr.       42     Vice President, Secretary and General
                                     Counsel

         Mr. Heim has served as President since November 1995 and Chief Operating Officer since January 1992. From May 1991 until November 1995, Mr. Heim served as Vice President of the Company. Prior to joining Trailer Bridge in 1991, Mr. Heim worked at Crowley Maritime Corporation for five years in various operating capacities primarily related to its Puerto Rico service. His other transportation experience includes more than 15 years with Sea-Land, Puerto Rico Marine Management and U.S. Lines in diverse domestic and international assignments. Mr. Heim graduated from Jacksonville University with a B.S. in Business Management.

         Mr. Miskowiec has served as Vice President of Sales since November 1998. Prior to joining Trailer Bridge in 1997, Mr. Miskowiec worked at Crowley American Transport where he held a variety of sales and management positions. From 1994 until 1997 he served as Director of Corporate Accounts, Director of Puerto Rico Trade and Area Manager Commodity Sales for Crowley American Transport. Mr. Miskowiec graduated from the University of Minnesota with a B.A. in Political Science.

         Mr. Morley has served as Vice President of Operations since July 1992 and is responsible for marine and terminal operations. Prior to joining Trailer Bridge in 1991, Mr. Morley was with Sea-Land where he was responsible for operations in Puerto Rico from 1990 to 1991. Mr. Morley's overall transportation experience with major container transportation companies span over 25 years.

         Mr. Tanner, a CPA, has served as Vice President of Administration and Chief Financial Officer since January 1992. Mr. Tanner joined Trailer Bridge in 1991 from Crowley Maritime Corporation where he was Manager of Analysis and Statistics for four years. His prior experience includes three years as Manager of Corporate Planning for The Charter Company, which was a Jacksonville based $5 billion publicly-held company, and five years in public accounting.

         Mr. van Dijk has served as Vice President of Pricing since July 1992 and directs all pricing related activities. Prior to joining Trailer Bridge in 1991, Mr. van Dijk worked for Crowley Maritime Corporation, where he directed pricing for the Puerto Rico service. Mr. van Dijk's pricing related experience includes over 30 years with American Transport, U.S. Lines, Weyerhauser Shipping, Sea-Land and Holland America Lines.

                      MEETINGS AND COMMITTEES OF THE BOARD

         The Board of Directors has both an Audit Committee and a Compensation Committee. The Board of Directors does not have a Nominating Committee. During the fiscal year ended December 31, 2001, the Board of Directors met three times, the Audit Committee met four times, and the Compensation Committee met once. During 2001, all directors attended more than 75% of the meetings of the Board of Directors and of the committees thereof on which they served.

         The duties of the Audit Committee, which operates under a written charter adopted by the Board of Directors, are to oversee the Company's internal control structure; review the Company's financial statements and other financial information to be included in the Company's 10-K and annual report to stockholders; select the independent auditors for the Company; and review the Company's annual audit plan. The Audit Committee is comprised of Artis E. James, Nickel van Reesema, and Charles R. Cushing, each of who is "independent" under Nasdaq rules. Mr. Cushing is not standing for reelection to the Board and will be replaced on the Audit Committee by Mr. Shaerf, who also is "independent" under Nasdaq rules.

         The duties of the Compensation Committee are to make recommendations to the Board of Directors concerning the salaries of the Company's officers; to exercise the authority of the Board of Directors concerning the Company's 1997 Incentive Stock Plan; and to advise the Board of Directors on other compensation and benefit matters. The members of the Compensation Committee are Messrs. James, van Reesema and Cushing. Mr. Cushing is not standing for reelection to the Board and will be replaced on the Compensation Committee by Mr. Shaerf.

                  OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY

         The following table sets forth information with respect to the number of shares of Common Stock beneficially owned by (i) each director or nominee for director of the Company, (ii) the executive officers of the Company named in the table under "Compensation of Directors and Executive Officers-- Summary Compensation Table," (iii) all directors, nominees and executive officers of the Company as a group, and (iv) based on information available to the Company and a review of statements filed with the Commission pursuant to Section 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person that owns beneficially (directly or together with affiliates) more than 5% of the Common Stock as of April 1, 2002. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of the Common Stock indicated as beneficially owned by them, except as otherwise noted.

                                                              Number
              Name(1)                                        Of Shares          Percentage

Estate of Malcom P. McLean(2)(3)(4)                          4,945,500             50.6%
John D. McCown(2)(3)                                         1,497,400             15.3%
Clara L. McLean                                              1,334,500             13.7%
Ralph W. Heim(5)                                               222,340              2.2%
William G. Gotimer, Jr. (6)                                    142,592              1.4%
Mark A. Tanner(7)                                               93,900                *
J. Edward Morley(8)                                             80,900                *
Robert Van Dijk(9)                                              79,700                *
Artis E. James(10)                                              17,500                *
Nickel van Reesema                                                   0              0.0%
Peter S. Schaerf                                                     0              0.0%
Charles R. Cushing(10)(11)                                       2,500                *
F. Duffield Meyercord(12)                                            0              0.0%
Greggory Mendenhall(12)                                          1,000                *
Malcom P. McLean, Jr. (12)                                       5,000                *
All directors, nominees and executive officers as            6,146,532             65.8%
a group (13 persons)(2)(3)

________________________
*        Less than 1%.

(1) The address of each 5% owner is 10405 New Berlin Road E., Jacksonville, Florida 32226 unless shown otherwise shown in notes to the table.

(2) Includes 942,000 shares subject to immediately exercisable options granted by Malcom P. McLean to Mr. McCown in May 1997. Excludes 1,955,000 shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock to be issued to an affiliate of the estate of Malcom P. McLean.

(3) John D. McCown and F. Duffield Meyercord are co-executors under the will of Malcom P. McLean.

(4) The address of the estate is c/o Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York 10038.

(5) Includes options to acquire 191,340 shares under the Company's Incentive Stock Plan that are presently exercisable or become exercisable in the next 60 days.

(6) Includes options to acquire 79,900 shares under the Company's Incentive Stock Plan that are presently exercisable or become exercisable in the next 60 days.

(7) Includes options to acquire 78,900 shares under the Company's Incentive Stock Plan that are presently exercisable or become exercisable in the next 60 days.

(8) Includes options to acquire 74,900 shares under the Company's Incentive Stock Plan that are presently exercisable or become exercisable in the next 60 days.

(9) Includes options to acquire 74,900 shares under the Company's Incentive Stock Plan that are presently exercisable or become exercisable in the next 60 days.

(10) Includes options to acquire 12,500 shares under the Company's Non-Employee Stock Incentive Plan that are presently exercisable or become exercisable in the next 60 days.

(11) Mr. Cushing has elected to step down from the Board of Directors at the Annual Meeting.

(12) Excludes 4,945,500 shares held by the estate of Malcom P. McLean, of which Messrs. McCown and Meyercord are co-executors. Mr. Mendenhall's wife and Mr. McLean are residuary beneficiaries of the estate. Excludes 1,955,000 shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock to be issued to an affiliate of the estate of Malcom P. McLean.

         Malcom P. McLean, the Company's founder and formerly its controlling stockholder, passed away on May 25, 2001. His shares of Common Stock are now held by his estate, resulting in a change in control of the Company.

         In connection with the closing of a financing transaction with affiliates of the estate which is expected to take place after the date of this Proxy Statement and before the Annual Meeting, the following representatives of the estate are being nominated to the Company's Board of Directors: F. Duffield Meyercord, co-executor of the estate; Greggory B. Mendenhall; and Malcom P. McLean, Jr. As part of the closing, the Company will issue 19,550 shares of Series A Convertible Preferred Stock, which will be convertible into a maximum of 1,955,000 shares of Common Stock and will vote together with the Common Stock prior to conversion on a as-converted basis, subject to compliance with Nasdaq's voting rights policy.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than ten-percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the Company's 2001 fiscal year all applicable
Section 16(a) filing requirements were complied with by the officers, directors, and greater than ten-percent beneficial owners.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

         The following table sets forth a summary of the annual, long-term, and other compensation for services rendered to the Company for the fiscal years ended December 31, 1999; December 31, 2000 and December 31, 2001 paid or awarded to those persons who were, at December 31, 2001: (i) the Company's chief executive officer, and (ii) the Company's four most highly compensated executive officers other than the chief executive officer (collectively, including the Company's chief executive officer, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                           Annual Compensation
                                         -----------------------
                                                                                          Long-Term
                                                                     Other Annual       Compensation        All Other
          Name and                         Salary        Bonus       Compensation       Options/SARs       Compensation
     Principal Position        Year          $             $              ($)                (#)              ($)(1)
     ------------------        ----      ---------    ----------   -----------------  ----------------   --------------

John D. McCown                 2001       262,500         --             --                    --               887
Chairman of the Board          2000       262,500         --             --                    --               887
and CEO                        1999       262,500         --             --                    --             1,300


Ralph W. Heim                  2001       165,000         --             --                     0             6,151
President and                  2000       165,000         --             --               103,000             5,479
Chief Operating Officer        1999       165,000         --             --                48,000             5,899


J. Edward Morley               2001       112,070         --             --                     0             2,137
Vice President of              2000       112,070         --             --                38,400             3,985
Operations                     1999       112,070         --             --                24,000             4,236


Robert Van Dijk                2001       108,724         --             --                     0             4,387
Vice President of              2000       108,724         --             --                38,400             3,985
Pricing                        1999       108,724         --             --                24,000             4,236


Mark A. Tanner                 2001       108,000         --             --                     0             3,959
Vice President of              2000       108,000         --             --                38,400             3,800
Administration & CFO           1999       108,000         --             --                24,000             3,939

------------------------------


 (1) Represents the Company's matching contribution to the Company's Section 401(k) deferred compensation plan and excess group life insurance premiums respectively, as follows: In 1999 Mr. McCown, $0 and $1,300; Mr. Heim, $4,706 and $1,193; Mr. Morley, $1,479 and $742; Mr. van Dijk,
         $3,523 and $713; and Mr. Tanner, $3,501 and $438. In 2000 Mr. McCown,
         $0 and $887; Mr. Heim, $4,706 and $773; Mr. Morley, $1,925 and $480;
         Mr. van Dijk, $3,523 and $462; and Mr. Tanner, $3,501 and $299. In 2001
         Mr. McCown, $0 and $887; Mr. Heim, $4,706 and $1,445; Mr. Morley, $1,657 and $480; Mr. van Dijk, $3,523 and $864; and Mr. Tanner, $3,501
         and $458.

Option/SAR Grants In Last Fiscal Year

         There were no grants of stock options awarded to any Named Executive Officers during the fiscal year ended December 31, 2001, under the Company's Incentive Stock Plan.


Aggregated Option/SAR Exercises In Last Fiscal Year and Fiscal Year-End Option/ SAR Values

         The following table provides information concerning options exercised under the Company's Incentive Stock Plan by the Named Executive Officers during the fiscal year ended December 31, 2001, and the value at December 31, 2001, of unexercised options under the Company's Incentive Stock Plan.

                                                                         Number of                 Value ($) of
                                                                        Unexercised            Unexercised In-the-
                                Shares                                   Options at              Money Options at
                               Acquired                              December 31, 2001          December 31, 2001
                                  On                                 -----------------          -----------------
                               Exercise             Value               Exercisable/               Exercisable/
          Name                   (#)            Realized ($)           Unexercisable              Unexercisable
          ----                   ---            ------------           -------------              -------------

John D. McCown                    0                   0                     0/0                        0/0
Ralph W. Heim                     0                   0               173,740/154,835                  0/0
J. Edward Morley                  0                   0                67,100/61,325                   0/0
Robert Van Dijk                   0                   0                67,100/61,325                   0/0
Mark A. Tanner                    0                   0                70,100/63,325                   0/0


Compensation of Directors

         Directors who are not employees of the Company receive an annual retainer of $5,000 and $1,000 for each meeting of the Board of Directors or committee of the Board of Directors attended by such director (if such committee meeting is held other than on the day of a Board meeting), plus reimbursement of expenses incurred in attending such meetings. Directors who are employees of the Company do not receive additional compensation for such services.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

         The Compensation Committee approves the policies under which compensation is paid or awarded to the Company's executive officers. The Compensation Committee consists of three independent members of the Board.

Board of Directors Compensation Committee Philosophy & Description of Compensation Programs

         The Company's compensation philosophy is designed to link executive performance to long-term stockholder value, connect pay with individual performance, maintain a compensation system that is competitive with the industry standards and attract and retain outstanding executives.

         The Company's executive compensation program has three components--base salary, annual incentives, and incentive stock plan options. Base salary and annual incentives are primarily designed to reward current and past performance. Long-term incentives are primarily designed to provide strong incentives for long-term future Company growth.

         In reviewing base salaries of senior management for 2001 and salary compensation for 2002, including the salary of Mr. John D. McCown, the Company's Chief Executive Officer, the Compensation Committee reviewed and considered (i) compensation information disclosed by similarly-sized publicly held transportation companies; (ii) the financial performance of the Company, the Company's liquidity as well as the role and contribution of the particular executive with respect to such performance and (iii) non-financial performance related to the individual executive's contributions.

         Base Salary: To attract and retain qualified executives, base salary is determined using competitive criteria within the transportation industry. Salary increases are based on individual performance and, to a lesser extent, trends within the industry.

         Annual Incentive: The Company's bonus plan recognizes and rewards executives for taking actions that build the value of the Company, generate competitive total returns for stockholders, and provide value-added solutions for the Company's customers. Bonus compensation is based upon a point system that allocates an overall bonus based upon Company performance. The allocation of points under this system is based upon the subjective decision of the compensation committee. No bonus was granted in 2001 under this plan.

         Incentive Stock Plan Options: The Company's Incentive Stock Plan Options serve to reward executive performance that successfully executes the Company's long-term business strategy and builds stockholder value. During fiscal year 2001, no stock options were granted to the Company's executive officers.

                             COMPENSATION COMMITTEE:

                               Charles R. Cushing
                               Artis E. James
                               Nickel van Reesema

Compensation Administration

         The Compensation Committee will follow an annual cycle to administer each of the three components of executive compensation. The integrity of the Company's compensation program relies on an annual performance evaluation process.

Performance Graph

         The following line graph compares the Company's cumulative total stockholder return on its Common Stock since July 29, 1997, the date that the Common Stock began trading, with the cumulative total return of the Nasdaq US Index and the S & P Truckers Index. These comparisons assume the investment of $100 on July 29, 1997 in each index and in the Company's Common Stock and the reinvestment of dividends. The graph assumes that $100 of the Company's Common Stock was purchased on July 29, 1997, at the initial public offering price of $10.00 per share. The Company has paid no dividends since its inception. There is no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph below. The Company makes no predictions as to the future performance of its stock.



                                [Graph omitted]

                                  7/29/97        12/31/97      12/31/98       12/31/99       12/31/00      12/31/01

Trailer Bridge, Inc.(1)           $100.00          $88.75        $15.31         $12.50         $16.88        $13.31
Nasdaq US Index                    100.00           99.03        139.62         259.46         156.06        123.83
S&P Truckers Index                 100.00          111.47         92.29          88.94          62.40         85.50
(the "Peer Group")

(1)     Based on the Company's initial public offering price of $10.00 per share

                          REPORT OF THE AUDIT COMMITTEE

         The purpose of the Audit Committee is to assist the Board of Directors in its oversight of management's conduct of the Company's financial reporting process. The Audit Committee is comprised of Artis E. James, Nickel van Reesema, and Charles R. Cushing, each of who is "independent" under Nasdaq rules. For the year ended December 31, 2001 the Audit Committee:

         o reviewed and discussed the Company's fiscal 2001 financial statements with management and representatives of Deloitte & Touche LLP, the Company's independent public accountants;

         o discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61;

         o received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1; and

         o      discussed with Deloitte & Touche LLP its independence.

         Based on the foregoing review, discussions and disclosures, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements for the year ended December 31, 2001 be included in the Company's annual report on Form 10-K for the fiscal year.

                                AUDIT COMMITTEE:

                               Charles R. Cushing
                               Artis E. James
                               Nickel van Reesema

Principal Accounting Firm Fees

Aggregate fees billed to the company during (for) the fiscal year ending December 31, 2001 by the Company's principal accounting firm, Deloitte & Touche LLP, were as follows:

Audit Fees                                                $108,210

Financial Information Systems
 Design and Implementation Fees                           $-0-

All Other Fees                                            $25,220  (a) (b)

---------

(a) Includes fees for tax consulting, employee benefits consulting and other non-audit services.

(b) The audit committee believes that the provision of these services is compatible with maintaining the principal accounting firm's independence.

                              CERTAIN TRANSACTIONS

         The Company charters two roll-on/roll-off barge vessels and the right to use a related ramp structure in San Juan, Puerto Rico from Kadampanattu Corp. ("K Corp."), which is wholly owned by the estate of Malcom P. McLean, the Company's controlling stockholder. The estate owns approximately 50.6% of the outstanding shares of the Company's Common Stock. In addition, it owns 100% of the common stock of K Corp. John D. McCown, Chairman and Chief Executive Officer of the Company and F. Duffield Meyercord, a nominee for director, are co-executors of the estate. Malcom P. McLean, Jr., also an estate nominee for director, and the wife of Greggory B. Mendenhall, also an estate nominee for director, are residuary beneficiaries of the estate.

          The Company has engaged and continues to engage in transactions with two affiliates - K Corp. and the estate of Malcom P. McLean. Since inception, the Company has chartered its two ro/ro vessels from K Corp. under long term charters at a fixed daily price. The charters currently provide for a per vessel payment to K Corp. of $10,050 per day and also require the Company to maintain and repair the vessels and ramp. The charters expire at September 1, 2010. Upon the expiration of the charters, the Company has the option to extend the charters for an additional eight years at $11,000 per day per vessel, or may purchase the vessels at their then fair market value. Total expense under these charters from K Corp. was $7.3 million in 2001. The charter payments were increased from $5,000 per day per vessel in 1996 following completion of the mid-body expansion.

         At various times during the Company's existence the Company has borrowed funds from K Corp. on an unsecured basis, deferred charterhire or had charterhire forgiven by K Corp. For the year ended December 31, 2001, the Company accrued $5.5 million in charterhire net of the forgiveness of charterhire of $1.8 million in the first quarter of 2001 related to expenses incurred due to the required periodic drydocking of both ro/ro vessels. During 2001, K Corp. deferred $5.5 million of charterhire and advanced $6.8 million in unsecured loans to the Company. During the first quarter of 2002, the Company accrued $1.8 million of charterhire due to K Corp. and made cash payments of $1.1 million and deferred $700,000. In the opinion of the Board of Directors, the terms of the charters, when entered into, were at least as favorable as those that could be obtained from unaffiliated third parties.

         At December 31, 2001, the outstanding payable amount to K Corp. was $18.8 million, all of which was subordinated to the rights of the Company's lender under the revolving credit facility and related term loan and cannot be repaid until that facility is paid in full. However, such payable amount to K Corp. is due by its terms at January 1, 2003, and unless rescheduled or refinanced the Company would be unable to pay such amount. The Company does not anticipate any unsecured borrowings or charter hire forgiveness from K Corp. through the remainder of calendar 2002 but may utilize deferrals similar to that granted in the first quarter of 2002.

         During the first quarter of 2002, the Company entered in to a loan and security agreement with the estate of Malcom P. McLean under which the Company borrowed $3.0 million to be repaid in two years. The loan was secured primarily by unencumbered trailer equipment. No assurance can be made that the estate will provide additional support to the Company. In April 2002 the Company entered into an agreement with an entity owned by the estate to repay the amount outstanding to the estate and to provide an additional $2.0 million in loans to the Company secured by the same collateral as provided under the loan from the estate. The loans bear interest at 8.03% per annum, payable quarterly, and mature in two years. As part of the same transaction, the Company will issue $2.0 million of non-redeemable Preferred Stock, convertible into 1,955,000 shares of Common Stock. In the opinion of the Board of Directors, the terms of the above loans and stock purchase are at least as favorable as those that could be obtained from unaffiliated third parties.

         The Company will continue a policy that any transactions with affiliated persons or entities will be on terms no less favorable to the Company than those that could have been obtained on an arms-length basis from unaffiliated third parties.

                                    AUDITORS

         The Board of Directors has selected Deloitte & Touche LLP as the independent accountant of the Company. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.


                           PROXY SOLICITATION EXPENSE

         The expense of proxy solicitation will be paid by the Company. In addition to the solicitation of proxies by use of the mails, solicitation also may be made by telephone, telegraph or personal interview by directors, officers, and regular employees of the Company, none of whom will receive additional compensation for any such solicitation. The Company will, upon request, reimburse brokers, banks, and similar organizations for out-of-pocket and reasonable clerical expenses incurred in forwarding proxy material to their principals.


                              STOCKHOLDER PROPOSALS

         Proposals of stockholders must be received in writing by the Secretary of the Company at the principal executive offices of the Company no later than December 30, 2002, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the next Annual Meeting of stockholders. The persons named in proxies solicited by the Company's Board of Directors for the next Annual Meeting may exercise discretionary voting power with respect to any shareholder proposal which is not required to be included in the Company's proxy statement and which is received later than March 15, 2003.


                                  OTHER MATTERS

         The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matters properly come before the Annual Meeting, it is intended that the accompanying proxy may be voted on such matters in accordance with the views of management.

         Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to MARK, SIGN, DATE, and RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.


                                       By order of the Board of Directors,


                                       WILLIAM G. GOTIMER, JR.
                                       Secretary and General Counsel

Jacksonville, Florida
April 26, 2002

                                   DETACH HERE

                                      PROXY

                              TRAILER BRIDGE, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned, revoking all previous proxies, hereby appoints JOHN D. McCOWN and WILLIAM G. GOTIMER, JR., and each of them, proxies with power of substitution to each, to vote and act at the annual meeting of common shareholders of TRAILER BRIDGE, INC. to be held at the office of the Company, 10405 New Berlin Road East, Jacksonville, Florida 32226, on Wednesday, May 29, 2002 at 1:00 P.M., and at any adjournment thereof, on and with respect to the Common Stock of the undersigned, or on and with respect to which the undersigned is entitled to vote or act.

         IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, AND AT ANY ADJOURNMENT THEREOF.

              IMPORTANT- TO BE SIGNED AND DATED ON THE REVERSE SIDE

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ITEM 1.

1.   To elect eight Directors:

     Nominees:   William G. Gotimer, Jr., Artis E. James, John D. McCown,
                 Malcom P. McLean, Jr., Greggory B. Mendenhall,
                 F. Duffield Meyercord, Peter S. Shaerf and Nickel van
                 Reesema


                 FOR                   WITHHELD


                 ___________________________
                 For all nominees except as
                 noted above

                                                MARK HERE FOR ADDRESS CHANGE AND
                                                NOTE AT LEFT


                                                Please sign your name(s) exactly
                                                as it appears hereon.  If
                                                signing as attorney or for
                                                estates, trusts or corporations,
                                                title or capacity should be
                                                indicated.  PLEASE RETURN THIS
                                                PROXY PROMPTLY.


Signature:_______________________  Date:_______________

Signature:_______________________  Date:_______________